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                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)




                                                                             Three Months Ended                   Six Months Ended
                                                                             __________________                   ________________
                                                                          9/30/95            9/24/94           9/30/95      9/24/94
                                                                          _______            _______           _______      _______

Net Earnings Applicable to Common Stock:

    Net Earnings                                                $          (10,349) $           148  $        (10,294) $       1,609
    Deduct Preferred Cash Dividends                                              6                6                12             12
                                                                 -------------------------------------------------------------------
        Net Earnings Applicable to
      Common Stock                                              $          (10,355) $           142  $        (10,306) $       1,597
                                                                ====================================================================

Weighted Average Common
  Shares Outstanding                                                     5,593,110        5,593,110         5,593,110      5,593,860
Effect of Common Stock Equivalent                                                -                -                 -              -
                                                                 -------------------------------------------------------------------
Weighted Average Common Shares Out-
  standing for Primary                                                   5,593,110        5,593,110         5,593,110      5,593,860
                                                                 ===================================================================
Primary and Fully Diluted
  Earnings Per Share                                             $           (1.85)   $         .03       $     (1.84)        $  .29
                                                                 ===================================================================

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